PORTLAND GENERAL ELECTRIC COMPANY

Unanimous Written Consent of Directors

        The undersigned, constituting all of the directors of PORTLAND GENERAL ELECTRIC COMPANY, an Oregon corporation, in accordance with the provisions of Section 60.341 of the Oregon Revised Statutes, do hereby consent to the adoption of the following resolutions and, upon execution of this consent or a counterpart hereof by each of the directors listed below, do hereby adopt such resolutions:

        RESOLVED, that the Board of Directors of Portland General Electric Company (the "Company"), hereby approves the draft Portland General Electric Company 2001 Annual Report on Form 10-K ("Form 10-K"), in substantially the form as presented, with such changes as may be necessary and as approved by management and the Company's independent public accountants; and

        RESOLVED FURTHER, that Douglas R. Nichols and Kirk M. Stevens (the "Authorized Officers"), individually, are hereby appointed as attorney-in-fact for the members of this Board of Directors as authorized by the Power of Attorney executed this day and each are authorized and directed to execute on behalf of the Board of Directors and file the final Form 10-K with the SEC; and

        RESOLVED FURTHER, that the Form 10-K shall be executed on behalf of the members of this Board of Directors by its attorney-in-fact appointed in the foregoing resolution upon compliance with and in accordance with the preceding resolutions, and, upon execution, the officers named in the preceding resolution, individually, are hereby authorized and directed to file, or cause to be filed, the Form 10-K with the SEC; and

        RESOLVED FURTHER, that the Authorized Officers of the Company, and its counsel be, and each of them hereby is, authorized, empowered, and directed (any one of them acting alone) to take any and all such further action, to amend, execute, and deliver all such further instruments and documents, for and in the name and on behalf of the Company, under such Company's corporate seal or otherwise, and to pay all such expenses as in their discretion appear to be necessary, proper, or advisable to carry into effect the purposes and intentions of this and each of the foregoing resolutions and to perform the obligations of the Company under all instruments executed on behalf of the Company in connection with the transactions contemplated hereby; and

        RESOLVED FURTHER, that the execution by any of said Authorized Officers of any document authorized by the foregoing resolutions or any document executed in the accomplishment of any action or actions so authorized, is (or shall become upon delivery) the enforceable and binding act and obligation of the Company, without the necessity of the signature or attestation of any other officer of the Company, or the affixing of the Company's seal thereto; and

        RESOLVED FURTHER, that all acts, transactions, or agreements undertaken prior to the adoption of these resolutions by any of the Authorized Officers or representatives of the Company in the name and for the account of the Company in connection with the foregoing matters are hereby ratified, confirmed, and adopted by the Company.

Dated effective as of April 11, 2002.

                                                                                        /s/ Peggy Y. Fowler

                                                                                             Peggy Y. Fowler

                                                                                        /s/ Stanley C. Horton

                                                                                             Stanley C. Horton

        /s/ James J. Piro

                                                                                             James J. Piro